Exhibit 99.4

Information about our

Conversion and Stock Offering

M

Dear Valued Depositor:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. Melrose Bancorp, Inc., newly formed to become the holding company of Melrose Cooperative Bank, is conducting an initial public offering of its common stock. The offering is being conducted pursuant to a Plan of Conversion (the “Plan”), whereby Melrose Cooperative Bank will convert from the mutual (meaning no stockholders) to the stock form of organization, subject to approval by the depositors of Melrose Cooperative Bank at a Special Meeting of Depositors. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers Brochure describing the conversion, the offering and the Plan.

THE VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by the Bank’s depositors. Our Board of Directors urges you to attend the Special Meeting of Depositors and vote “FOR” the Plan.

Please note:

•	The proceeds resulting from the sale of stock will support our business strategy.
•

There will be no change to account numbers, interest rates or other terms of your accounts at Melrose Cooperative Bank. Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits and by the Share Insurance Fund (“SIF”).

•	You will continue to enjoy the same services with the same Board of Directors, management and staff.
•	Attending the Special Meeting and voting does not obligate you to purchase shares of common stock in our offering.

As a depositor of Melrose Cooperative Bank as of                     , 2014 you are invited to the Special Meeting of Depositors to vote on the approval of Melrose Cooperative Bank’s Plan of Conversion. The meeting will be held at                     , MA at                     a.m./p.m. We urge you to attend.

THE STOCK OFFERING:

As a Melrose Cooperative Bank depositor, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand-delivery to Melrose Cooperative Bank’s office located at 638 Main Street, Melrose, Massachusetts, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) after                     , 2014 but before 2:00 p.m., Eastern Time, on                     , 2014. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future. Thank you for your continued support as a Melrose Cooperative Bank depositor.

Sincerely,

Jeffrey D. Jones

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Dear Sir/Madam:

Keefe, Bruyette & Woods, a Stifel Company has been retained by Melrose Bancorp, Inc. as selling agent in connection with the offering of Melrose Bancorp, Inc. common stock.

At the request of Melrose Bancorp, Inc., we are enclosing materials regarding the offering of shares of Melrose Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Questions and Answers about our Conversion and Stock Offering

This section answers questions about our conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, we urge you to read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Melrose Cooperative Bank, our customers and the communities we serve.

Q.	What is the conversion?

A.	Under our Plan of Conversion (the “Plan”), Melrose Cooperative Bank will convert from a mutual (meaning no stockholders) to the stock form of organization through the sale of shares of Melrose Bancorp, Inc. common stock. Upon completion of the conversion, 100% of the common stock of Melrose Bancorp, Inc. will be owned by public stockholders, and Melrose Bancorp, Inc. will own Melrose Cooperative Bank.

Q.	What are the reasons for the conversion and offering?

A.	Our primary reasons for converting and raising additional capital through the offering are to: increase capital to enhance our financial strength, to support future lending and deposit growth and to support our banking franchise as opportunities arise through de novo branching and/or branch acquisitions; attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long term success; enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in Melrose Bancorp and Melrose Cooperative Bank; and establish a foundation to support charitable organizations operating in our local community and fund the foundation with shares of our common stock and cash.

Q.	Is Melrose Cooperative Bank considered “well-capitalized” for regulatory purposes?

A.	Yes. As of December 31, 2013, Melrose Cooperative Bank was considered “well-capitalized” for regulatory purposes.

Q.	Will customers notice any change in Melrose Cooperative Bank’s day-to-day activities as a result of the conversion and offering?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management and staff as a result of the conversion. Melrose Cooperative Bank will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation and the Share Insurance Fund up to the maximum legal limits. Deposit accounts will not be converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	How many shares are being offered and at what price?

A.	Melrose Bancorp, Inc. is offering for sale between 2,210,000 and 2,990,000 shares of common stock (subject to increase to 3,438,500 shares) at $10.00 per share. No sales commission will be charged to purchasers.

Q.	Who is eligible to purchase stock during the stock offering?

A.	Pursuant to our Plan, non-transferable rights to subscribe for shares of Melrose Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1—Depositors of Melrose Cooperative Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2012;

Priority #2—Depositors of Melrose Cooperative Bank with aggregate account balances of at least $50 as of the close of business on                     ; and

Questions and Answers (continued)

Priority #3—Our tax-qualified employee benefit plans (ESOP & 401(k)).

Shares not sold in the Subscription Offering may be offered for sale to the public in a Community Offering, with a preference given to natural persons and trusts of natural persons residing in the City of Melrose, Massachusetts.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my Stock Order Form to take advantage of my priority as an eligible account holder?

A.	No. Subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible account holders’ subscription rights in the offering.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a Stock Order Form and returning it, with full payment, so that it is received (not postmarked) after , 2014 but before the offering deadline. Delivery of a Stock Order Form may be made by mail using the Stock Order Reply Envelope provided, by overnight delivery to the indicated address on the Stock Order Form, or by hand-delivery to Melrose Cooperative Bank’s office located at 638 Main Street, Melrose, Massachusetts. Please do not mail Stock Order Forms to Melrose Cooperative Bank.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription or Community Offerings, you must deliver a properly completed, signed Stock Order Form, with full payment, so that it is received (not postmarked) after , 2014 but before 2:00 p.m., Eastern Time, on , 2014. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check or money order, payable to Melrose Bancorp, Inc. These will be deposited upon receipt. We cannot accept wires or third party checks. Melrose Cooperative Bank line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)	By authorized deposit account withdrawal of funds from your Melrose Cooperative Bank deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Melrose Cooperative Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	Will I earn interest on my funds?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest at % per annum from the date we process your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Melrose Cooperative Bank deposit account(s), your funds will continue earning interest within the account, at the account’s contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Questions and Answers (continued)

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by a person or entity is 30,000 shares ($300,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 40,000 shares ($400,000) in all categories of the offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the Prospectus section entitled “The Conversion and Plan of Distribution — Limitations on Common Stock Purchases”.

Q.	May I use my Melrose Cooperative Bank individual retirement account (“IRA”) to purchase shares?

A.	You may use funds currently held in retirement accounts with Melrose Cooperative Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Melrose Cooperative Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the , 2014 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	May I use a loan from Melrose Cooperative Bank to pay for shares?

A.	No. Melrose Cooperative Bank, by regulation, may not extend a loan for the purchase of Melrose Bancorp, Inc. common stock during the offering. Similarly, you may not use existing Melrose Cooperative Bank line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond, or the number of shares of common stock to be sold is increased to more than 3,438,500 shares or decreased to less than 2,210,000 shares.

Q.	Are directors and senior officers of Melrose Cooperative Bank planning to purchase stock?

A.	Yes! Directors and senior officers, together with their associates, are expected to subscribe for an aggregate of 318,000 shares ($3,180,000) or approximately 14.4% of the shares to be sold in the offering at the minimum of the offering range.

Q.	Will the stock be insured?

A.	No. Like any common stock, Melrose Bancorp, Inc.’s stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on shares of our common stock. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividends will depend upon a number of factors, including: capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.

Q.	How will Melrose Bancorp, Inc. shares trade?

A.	Upon completion of the conversion and offering, Melrose Bancorp, Inc.’s shares are expected to trade on the Nasdaq Capital Market under the symbol “MELR”. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Melrose Bancorp, Inc. shares in the future.

Q.	If I purchase shares during the Subscription and Community Offerings, when will I receive my shares?

A.	All shares of Melrose Bancorp, Inc. common stock sold in the Subscription and Community Offerings will be issued in book-entry form on the books of our transfer agent, through the Direct Registration System. Paper stock certificates will not be issued. As soon as practicable after completion of the stock offering, our transfer agent will send, by first class mail, a statement reflecting your stock ownership.

WHERE TO GET MORE INFORMATION

Q.	How can I get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877) - , from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is not open on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions and Answers (continued)

Questions?

Call our Stock Information Center, toll-free, at 1-877-xxx-xxxx from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through

Friday, except bank holidays.

This booklet is neither an offer to sell nor an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

[alternate cover letter]

Dear Friend:

I am pleased to tell you about an investment opportunity. Melrose Bancorp, Inc., a newly formed corporation to serve as the parent company of Melrose Cooperative Bank, is conducting an initial public offering of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering.

Our records indicate that you were a depositor of Melrose Cooperative Bank at the close of business on December 31, 2012 or                     , 2014, whose account(s) was/were closed thereafter. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our Subscription Offering before any shares are made available for sale to the general public.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand-delivery to Melrose Cooperative Bank’s office located at 638 Main Street, Melrose, Massachusetts, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) after                     , 2014 but before 2:00 p.m., Eastern Time, on                     , 2014. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Melrose Bancorp, Inc. stockholder.

Sincerely,

Jeffrey D. Jones

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

F

[alternate cover letter]

Dear Friend:

I am pleased to tell you about an investment opportunity. Melrose Bancorp, Inc., a newly-formed corporation that will serve as the parent company of Melrose Cooperative Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No sales commission will be charged to purchasers during the offering.

Please read the enclosed materials carefully. If you are interested in purchasing shares of Melrose Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your Stock Order Form by overnight delivery to the indicated address on the Stock Order Form, by hand-delivery to Melrose Cooperative Bank’s office located at 638 Main Street, Melrose, Massachusetts, or by mail using the Stock Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) after                     , 2014 but before 2:00 p.m., Eastern Time, on                     , 2014. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as a Melrose Bancorp, Inc. stockholder.

Sincerely,

Jeffrey D. Jones

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

I

[alternate cover letter]

Dear Valued Customer:

I am pleased to tell you that, pursuant to a Plan of Conversion (the “Plan”), Melrose Cooperative Bank will convert from the mutual (meaning no stockholders) to the stock form of organization, subject to approval by the depositors of Melrose Cooperative Bank at a Special Meeting of Depositors. Also pursuant to the Plan, Melrose Bancorp, Inc. is conducting an initial public offering of its common stock. Upon completion of the conversion and related offering, Melrose Bancorp, Inc. will become the parent company for Melrose Cooperative Bank.

THE VOTE:

Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan is also subject to approval by the Bank’s depositors. As a depositor of Melrose Cooperative Bank as of                     , 2014 you are invited to the Special Meeting of Depositors to vote on the approval of Melrose Cooperative Bank’s Plan of Conversion. The meeting will be held at                     , MA at     a.m./p.m.

Our Board of Directors urges you to attend and vote “FOR” the Plan.

Although you may vote on the Plan, we regret that Melrose Bancorp, Inc. is unable to offer its common stock to you because the small numbers of customers in your jurisdiction makes registration, qualification of the common stock under your state securities laws prohibitively expensive or otherwise impractical or you are a depositor as of                     , 2014 and therefore not eligible to subscribe for shares of common stock during our Subscription Offering.

If you have any questions about the Plan or voting, refer to the enclosed information or call our Information Center.

Sincerely,

Jeffrey D. Jones

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Information Center, toll-free, at 1-(877)             -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

B

We invite you to attend the

Melrose Cooperative Bank Special Meeting of Depositors to be held on                     , 2014.

Time

Location

Address

City, Massachusetts

At the meeting you will have the opportunity to vote on approval of the Plan of Conversion whereby Melrose Cooperative Bank will convert from the mutual to the stock form of ownership.

Your Board of Directors urges you to attend and vote

“FOR” the Plan of Conversion.

Voting does not obligate you to purchase common stock during the offering.

The conversion will change our form of corporate organization, but will not result in changes to bank staff, management or your deposit accounts or loans. Deposit accounts will not be converted to common stock.

Please mark your calendar and plan to attend the

Melrose Cooperative Bank Special Meeting of

Depositors on                     , 2014.

Thank You,

Jeffrey D. Jones

President and Chief Executive Officer

QUESTIONS?

Please call our Information Center, toll-free, at 1-(877)         -            ,

from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.